EXHIBIT 21

                                  SUBSIDIARIES

                                    State of              Name Under Which
Name                                Incorporation         Business is Done
--------------------------------------------------------------------------------
Information Decisions, Inc.         Michigan              Information Decisions, Inc.

Adra Systems GmbH                   Germany               Adra Systems GmbH

Softech Technologies Ltd.           United Kingdom        Softech Technologies Ltd.

RAM Design & Graphics Corp.         North Carolina        RAM Design & Graphics Corp.

System Constructs, Inc.             New York              System Constructs, Inc.

SofTech Investments, Inc.           Massachusetts         SofTech Investments, Inc.

AMG Associates, Inc.                Maryland              Inactive

Compass, Inc.                       Massachusetts         Inactive